EXHIBIT 99.1

World Energy Solutions Completes EnergyGateway Acquisition

June 4, 2007 – Worcester, MA.World Energy Solutions, Inc. (“World Energy”) (TSX: XWE), which operates leading online exchanges for energy and energy related products, today announced that it has it has completed the previously announced acquisition of privately held EnergyGateway, LLC., a leading online broker of natural gas and electricity for commercial and industrial (C&I) consumers in the United States.

Under the terms of the final agreement, World Energy purchased substantially all of the assets of EnergyGateway for US$4.95 million in cash and 5.375 million common shares of World Energy plus the assumption of certain liabilities.

Among other benefits, the acquisition significantly strengthens World Energy’s presence in the natural gas market to complement the Company’s substantial position in electricity. Together, the two companies now offer an expanded suite of online tools, a broader national footprint including the Midwest and the C&I markets, and a strong market share in natural gas.

Richard Domaleski, CEO of World Energy Solutions said, “We are very pleased to have successfully completed this acquisition which enhances World Energy’s already strong position in the deregulated retail energy markets. We believe that the unique and successful online post and respond system developed by EnergyGateway is a perfect addition to our proven technology and broadens the flexibility of the World Energy Exchange offerings for our combined customer base.”

“This is a great move for the Energy Gateway family, and we are excited about being a part of World Energy. The company’s vision, leadership and commitment should allow us to realize the goal of creating more efficient markets for energy participants that lower acquisition costs for suppliers and deliver the best possible price for end users,” added Tyler Wooddell, formerly President and CEO of EnergyGateway. Mr. Wooddell is now a Senior Vice President at World Energy Solutions.

Mr. Domaleski added that “This acquisition is evidence of our commitment to deliver on the growth strategy we outlined during our initial public offering, which includes acquisitions to consolidate the fragmented online energy market through the World Energy Exchange, adding depth to our pool of industry experts, and continuing to grow our World Green Exchange.”

About World Energy
World Energy operates leading online exchanges for energy and energy related products. Our proven approach provides market intelligence, promotes liquidity, and creates price transparency for all market participants, enabling our customers to transact with confidence and seek the best possible price. To date the company has brokered over 32.5 billion kilowatt hours of electricity 64 billion cubic feet of natural gas, and over 500 million kwh of green power and renewable energy certificates (RECS). For more information, please visit www.worldenergy.com.

About EnergyGateway
EnergyGateway is a leading energy procurement company that serves Fortune 500, and mid-size commercial customers from nearly every major industry in the U.S. and Canada along with local government and institutional customers such as colleges and universities. Over the past seven years EnergyGateway’s Energy Purchasing service has successfully executed more than 8,500 energy transactions worth over $6 billion. For more information, visit www.energygateway.com.

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ from those indicated in the forward looking statements. Such risks and uncertainties include, but are not limited to: our revenue is dependent on actual future energy purchases pursuant to completed procurements; the demand for our services is affected by changes in regulated prices or cyclicality or volatility in competitive market prices for energy; our dependence on a small number of key energy consumers, suppliers and channel partners; there are factors outside our control that affect transaction volume in the electricity market; and other factors identified in our Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission.

For additional information, contact:

Investor Relations Phil Adams World Energy Solutions Inc. (508) 459-8100 padams@worldenergy.com or Craig Armitage The Equicom Group (416) 815-0700 x278 carmitage@equicomgroup.com	Media Relations Ginger Juhl Juhl Communications (720) 200-4082 ginger@juhlcommunications.com